OMB APPROVAL
                                                           OMB No. 3235-0145
                                                      Expires September 31, 1988

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                       SECURITIES AND EXCHANGE COMMISSION

                               Washington DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 11)

                                    IGI, Inc.
                                ----------------
                                (Name of Issuer)


                          Common Stock ($.01 par value
                          ----------------------------
                          Title of Class of Securities)

                                   449575 10 9
                                  ------------
                                  CUSIP Number


Check the following box if a fee is being paid with this statement /__/. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)(See Rule 13d-7.)

*The remainder of this cover page shall e filed out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

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                               Page 1 of 3 pages


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                                                             OMB APPROVAL
                                                          OMB No. 3235-0145
                                                      Expires September 31, 1988

-----------------------------                    ------------------------------
     CUSIP No. 449575 10 9 /         13G                Page 2 of 3 Pages
-----------------------------                    ------------------------------
--------------------------------------------------------------------------------
 1.    NAMES OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Jane E. Hager  /   ###-##-####
--------------------------------------------------------------------------------
 2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   |_|
                                                                 (b)   |_|
--------------------------------------------------------------------------------
 3.    SEC USE ONLY
--------------------------------------------------------------------------------
 4.    CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                          5.   SOLE VOTING POWER
         NUMBER OF             565,000
          SHARES       --------------------------------------------------------
       BENEFICIALLY       6.   SHARED VOTING POWER
         OWNED BY              639,815
           EACH        --------------------------------------------------------
         REPORTING        7.   SOLE DISPOSITIVE POWER
        PERSON WITH            565,000
                       --------------------------------------------------------
                          8.   SHARED DISPOSITIVE POWER
                               639,815
--------------------------------------------------------------------------------
  9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,204,815
--------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                  |X|
--------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  12.5%
--------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*
                      IN
--------------------------------------------------------------------------------


Item 1 (a)                 Name of Issuer:                    IGI, Inc.
----------                                                    ---------

Item 1 (b)                 Address of Issuer's Principal Executive Offices:
----------                 Wheat Rd. & Lincoln Ave., Buena, NJ  08310


                      *SEE INSTRUCTION BEFORE FILLING OUT!

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                                                             OMB APPROVAL
                                                           OMB No. 3235-0145
                                                      Expires September 31, 1988

/CUSIP NO.  449575 10 9 /                                  Page 3 of 3 pages
 ----------------------

Item 2 (a)                 Name of Person Filing:    Jane E. Hager
----------                                           -------------

Item 2 (b)                 Address of Principal Business Office or, if none,
----------
                           Residence:          Pinnacle Mountain Farms,

                               Lyndeboro, NH 03082

Item 2 (c)                 Citizenship:        United States

Item 2 (d)                 Title of Class of Securities:   Common Stock
---------                                                  ------------
                                                           ($.01 par value)

Item 2 (e)                 CUSIP Number:      449575 10 9
----------                                    -----------

Item 4                      Ownership:

                            (a) Amount Beneficially Owned: 1,204,815

                            (b) Percent of Class 12.5%

                            (c) Number of Shares as to which such person has:

                                      (i)   sole power to vote or to direct the
                                            vote: 565,000

                                      (ii)  shared power to vote or to direct
                                            the vote: 639,815 (A)

                                      (iii) sole power to dispose or to direct
                                            the disposition of:
                                            565,000

                                      (iv) shared power to dispose or to
                                           direct the disposition of:
                                           639,815 (A)

(A) Power to vote and power to dispose of shares are shared with Edward B. Hager, spouse of Jane Hager, as co-trustees of Hager Family Trust.

Signature:  After reasonable inquiry and to the best of my knowledge and belief,
            I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 1998                 /s/ Jane E. Hager
                                        -------------------
                                            Jane E. Hager

                      *SEE INSTRUCTION BEFORE FILLING OUT!

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